Exhibit 10.1

Final Execution Version

THIRD AMENDMENT TO TRANSITION PRODUCTION AGREEMENT

THIS THIRD AMENDMENT TO THE TRANSITION PRODUCTION AGREEMENT (“Amendment”) is made and entered into as of the 4th day of February, 2010, between SENSATA TECHNOLOGIES, INC., a Delaware corporation (“Sensata”), and EMS ENGINEERED MATERIALS SOLUTIONS, LLC, a Delaware limited liability company (“EMS”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Original TPA.

RECITALS

WHEREAS, Sensata and EMS entered into a Transition Production Agreement, dated May 11, 2009, which was subsequently amended pursuant to the Amendment to the Transition Production Agreement (Security), dated May 18, 2009, and the Amendment to the Transition Production Agreement (Retention), dated May 16, 2009 (collectively the “Original TPA”);

WHEREAS, the parties desire to amend certain terms of the Original TPA, including extending the term of the Original TPA for an additional four (4) months;

WHEREAS, in connection with the extension and the modification of certain terms of the Original TPA, the parties wish to amend and restate, in full, the Original TPA;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Conditions Precedent. Each of the parties hereto acknowledges and agrees that each of the actions set forth below in this Section 1 is a condition precedent (as applicable) to their respective requirements to fulfill their respective obligations under this Amendment:

(a) Administrative Fee. Upon the execution of this Amendment, Sensata agrees to pay to EMS a total of $200,000, which amount represents an administrative fee in consideration for EMS to enter into this Amendment. This fee shall become part of the monthly P/L charges reflected in each monthly P&L Statement during the four-month extension period. The fee shall be reflected in each monthly P&L Statement in amount of $50,000. In the event that Sensata terminates the Agreement prior to the four-month extension term, then any remaining unpaid balance of the $200,000 shall be included in the final P&L Statement.

(b) ConEdison Agreement. Sensata and EMS shall enter into an agreement in the form attached hereto as Schedule 1(b)-(1), allocating the financial risk and responsibility associated with the provision of electricity by ConEdison. Moreover, Sensata and EMS shall enter into the ConEdison Electricity Sales Agreement, between ConEdison, Sensata and EMS substantially in the form attached hereto as Schedule 1(b)-(2).

(c) Pepco Agreement. Sensata and EMS shall enter into an agreement in the form attached hereto as Schedule 1(c), memorializing the understanding between the parties regarding the allocation of responsibility of any potential liability resulting from the Pepco Energy Services Master Electric Sales Agreement.

(d) Abandoned Tooling and Equipment. Pursuant to Section 1(b) of the Original TPA, Sensata hereby notifies EMS of its intent to abandon in place the tooling and equipment specifically identified as “abandon” in column “Disposition” on Schedule 1(d), attached hereto. Simultaneously with the execution of this Amendment, Sensata hereby transfers title to such abandoned items to EMS free and clear of any liens created by Sensata as of the date of this Amendment.

(e) Transfer of Tooling and Equipment. In consideration for Sensata to enter into this Amendment, EMS hereby agrees to transfer to Sensata the tooling and equipment listed on Schedule 1(e) attached hereto. Sensata acknowledges and agrees that all of the tooling and equipment listed on Schedule 1(e) is being transferred to Sensata on an “as is” “where is” and “with all faults” basis, and Sensata further acknowledges and agrees that EMS hereby disclaims any and all express or implied warranties concerning the condition, adequacy, accuracy or completeness of the tooling and equipment (including any manuals, documents or information supplied in connection with such tooling and equipment), including, but not limited to the implied warranties of merchantability or fitness for a particular purpose.

(f) Operating Covenants. Immediately following execution of this Amendment, EMS will provide to Sensata a list of all open purchase orders and releases for any raw material needed by EMS for production of ECS Products during the extension period.

(g) Bi-Metal Acknowledgment. In consideration for EMS to enter into this Amendment, Sensata hereby acknowledges and agrees to continue to abide by and honor the terms of that certain Supply and Purchase Agreement, dated October 17, 2005, including, but not limited to the current prices contained in such agreement, as well as Sensata’s obligation to exclusively purchase bi-metal products from EMS during the term of such agreement. The parties agree to continue its discussion relative to any extension, pricing or terms of that certain Supply and Purchase Agreement, dated October 17, 2005.

2. Amendments.

(a) Section 1(b) of the Original TPA is hereby amended by deleting such sub-section in its entirety and replacing such provision with the following:

“(b) Tooling and Equipment. Simultaneously with the execution of this Agreement, Sensata shall pay to EMS by wire transfer of immediately available funds to an account designated by EMS $1,875,000, which amount represents payment in full of the tooling and equipment of EMS’ ECS Division as detailed on Schedule 1(b) hereto (EMS shall deliver title to such tooling and equipment to Sensata as of the date hereof, free and clear of all liens, claims and encumbrances of any type). EMS may remove any tooling or equipment not listed on Schedule 1(b) from the ECS Division facility with the prior written consent of Sensata (not to be unreasonably withheld). EMS shall have no liability for further production of ECS Products that may require use of any tooling or equipment removed by Sensata prior to the termination of this Agreement.

(i) Abandoned Tooling and Equipment. Sensata has notified EMS in writing on Schedule 1(d) of the Third Amendment to Transition Production Agreement, all of the tooling and equipment that it has abandoned in place, and has transferred title to such equipment and tooling to EMS free and clear of any liens created by Sensata. Any tooling and equipment that remains at EMS’ facility ten (10) days after the termination of this Agreement in which Sensata has not provided EMS with notice of transfer of title to Umicore shall be deemed abandoned for purposes of this Section. At such time, Sensata shall automatically transfer title to such abandoned items to EMS free and clear of any liens created by Sensata, and EMS shall dispose of such tooling and equipment at its cost and expense.

(ii) Retain and Removed Tooling and Equipment. Sensata shall remove all tooling and equipment that is identified as “Retain and Remove” on Schedule 1(d) of the Third Amendment to the Transition Production Agreement from the ECS Division facility no later than ten (10) business days after the termination of this Agreement. Sensata shall bear all costs associated with removing any such tooling or equipment, including costs associated with restoring or repairing the building to its condition prior to such removal as a result of the removal of such tooling or equipment (such restoring and repairing to be completed within ten (10) business days of the removal of such tooling or equipment). EMS shall grant Sensata reasonable access to the ECS Division facility to remove such tooling and equipment. If for any reason, EMS and Umicore do not enter into a sublease agreement, all tooling and equipment listed on Schedule 1(d) of the Third Amendment to Transition Production Agreement that was previously identified as “Retain” shall be treated as “Retain and Remove” and subject to Sensata’s obligations for removal of such tooling and equipment pursuant to this Section. Any tooling and equipment that has been identified as “Retain and Remove” in this Section that remains at EMS’ facility ten (10) business days after the termination of this Agreement shall be deemed abandoned. At such time, Sensata shall automatically transfer title to such abandoned items to EMS free and clear of any liens created by Sensata, and EMS shall dispose of such tooling and equipment at its cost and expense.

(iii) Retained Tooling and Equipment. The tooling and equipment marked “Retain” on Schedule 1(d) of the Third Amendment to Transition Production Agreement shall be transferred from Sensata to Umicore and thus remain at the ECS Division facility after termination of this Agreement. Sensata shall provide written notice to EMS when title to such tooling and equipment has transferred to Umicore (which shall include evidence of such assignment). Upon receipt of such notice, EMS shall not be responsible for any costs or repairs associated with moving any tooling and equipment transferred to Umicore.”

(b) Section 2. of the Original TPA is hereby amended by deleting such Section in its entirety and replacing such provision with the following:

“Terms and Conditions of Sale; Payment. EMS agrees to manufacture electrical contacts systems (the “ECS Products”) for Sensata in such amounts as may be specified by Sensata from time to time (such amounts, when combined with amounts (if any) then manufactured for other customers of the business as contemplated by Section 12 hereof, shall not to exceed 100% of EMS’ fixed asset capacity for ECS Products as of the date hereof, such capacity set forth on Schedule 2 hereof). Any such ECS Products shall be manufactured for Sensata in accordance with the specifications requested and provided by Sensata from time-to-time. All sales of ECS Products made by EMS to Sensata shall be on such terms and conditions of sale that are consistent with the past practice of the parties; provided, however, that (a) EMS shall indicate on each invoice for ECS Products that amount of such invoice to be allocated (and paid) to Umicore/Sensata (the amount allocated to be paid to Umicore/Sensata in such invoice, the “Silver Portion”) and the amount of such invoice to be allocated (and paid) to EMS (the “EMS Portion”), and (b) Sensata shall pay (by wire transfer of immediately available funds) directly to Umicore/Sensata the Silver Portion of the purchase price for such ECS Products (as set forth on the applicable invoice) on the date of shipment of such ECS Products to Sensata and shall pay directly to EMS (by wire transfer of immediately available funds) the EMS Portion of the purchase price for such ECS Products (as set forth on the applicable invoice) on the date of shipment of such ECS Products to Sensata. EMS will provide Umicore/Sensata with a copy of each invoice for such ECS Products upon issuance. Sensata will provide EMS with a copy of the wire transfer confirmation of each payment of the Silver Portion and EMS Portion. EMS acknowledges and agrees that payment by Sensata of the Silver Portion of the purchase price and the EMS Portion of the purchase price (each as contemplated above and set forth in the applicable invoice) shall constitute payment in full of the aggregate purchase price payable by Sensata for such ECS Products. During the term of this Agreement, Sensata shall issue (at a minimum) each Thursday of each week, purchase orders for the purchase and sale of all finished ECS Products produced on behalf of Sensata pursuant to its specifications (that are not subject to a previous purchase order) containing a shipment date no longer than five (5) calendar days from the date of the purchase order. To the extent that there is any inconsistency between the terms of this Agreement and the “past practices” of the parties (as contemplated by this Section 2), then the terms of this Agreement shall control. IN NO EVENT SHALL EMS HAVE ANY LIABILITY TO SENSATA ARISING FROM EMS’ FAILURE TO FULFILL ITS OBLIGATIONS TO MANUFACTURE ECS PRODUCTS FOR SENSATA PURSUANT TO THIS SECTION 2 IN EXCESS OF THE AMOUNTS PAID BY SENSATA FOR SUCH ECS PRODUCTS (AND IN NO EVENT WILL EMS BE LIABLE TO SENSATA FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE, WHETHER BASED IN CONTRACT, IN TORT OR OTHERWISE, THAT ARISE FROM EMS’ FAILURE TO FULFILL ITS OBLIGATIONS TO MANUFACTURE ECS PRODUCTS FOR SENSATA PURSUANT TO THIS SECTION 2, INCLUDING BUT NOT LIMITED TO LOSS OF USE OF THE ECS PRODUCTS AND LOSS OF PROFITS). EMS shall have no liability or be in breach of this Section 2 for any failure or delay in performance due to strikes, lockouts, concerted acts of workmen, fires, explosions, floods or other natural catastrophes, civil disturbance or riots, armed conflict (whether declared or undeclared), terrorist acts, acts of God, compliance with acts of government and government regulations, embargoes or any other similar cause which is beyond the reasonable control of EMS. For the avoidance of doubt, Sensata hereby agrees that EMS shall not be required to remit the Silver Portion of any purchase price of ECS Products sold to Checon until such time that EMS receives payment in full from Checon for such ECS Products”

(c) Section 3(a)(ii) of the Original TPA is hereby amended by deleting such sub-section in its entirety and replacing such provision with the following:

“(ii) the last day of the calendar month following the month of delivery of written notice of termination sent by Sensata to EMS at any time on or following the thirtieth (30th) calendar day after the date hereof;”

(d) Section 3(a)(iii) of the Original TPA is hereby amended by deleting such sub-section in its entirety and replacing such provision with the following:

“(iii) May 31, 2010;”

(e) Section 3(a)(v) of the Original TPA is hereby amended by deleting such sub-section in its entirety and replacing such provision with the following:

“(v) immediately upon (i) the effective date specified in a written notice delivered by Sensata to EMS following the final determination of EMS’ breach of any of its obligations set forth in Schedule 10, (ii) the effective date specified in a written notice delivered by EMS to Sensata after the final determination of Sensata’s breach of any of its obligations set forth in Section 4 (Loss Payment), Section 5 (Working Capital Prepayment) (such final determination to be made in the manner set forth in Section 4 or Section 5, respectively), or (iii) the effective date specified in a written notice delivered by EMS to Sensata following Sensata’s failure to pay EMS the invoiced amount for any ECS Products pursuant to Section 2 hereof.”

(f) Section 3(b) of the Original TPA is hereby amended by deleting such sub-section in its entirety and replacing such provision with the following:

“(b) Upon the termination of this Agreement (including after expiration of any applicable notice provision contemplated by Section 3(a)), Sensata shall immediately purchase from EMS and EMS shall sell to Sensata all Inventory of the ECS Division (to the extent meeting Sensata’s specifications and produced by EMS or purchased by EMS for Sensata), at a purchase price equal to the then current net carrying cost of any raw materials and work in process, as stated in EMS’ books and records of accounting, (prepared in accordance with past practice) and the historical sale price paid by Sensata to EMS for any finished goods; provided, however, that Sensata may (in its sole discretion) but shall not be obligated to purchase such Inventory in the event that EMS has breached this Agreement in any material respect. For purposes of this Agreement “Inventory” shall include all: (i) raw materials (including any raw materials not yet delivered to EMS, but that have been ordered by EMS in connection with orders placed by Sensata for ECS

Products); (ii) work in process; and (iii) finished goods, wherever located. Subject to the foregoing, EMS shall deliver the Inventory within ten (10) days after the termination of this Agreement or within ten (10) days after the receipt of all raw materials ordered by EMS in connection any previously accepted order for ECS Products from Sensata, provided that any orders for raw materials purchased after the effective date of the Third Amendment to Transition Production Agreement have been approved by Sensata prior to EMS placing such orders with their suppliers, whichever is later, such delivery to be made at Sensata’s expense (such expenses to be approved in advance by Sensata in writing) to a location specified in writing by Sensata, and upon delivery, Sensata shall pay the amounts specified herein. For the avoidance of doubt, EMS shall have the right to apply any amounts owed to it by Sensata under this Section against any amounts owed to Sensata pursuant to the Working Capital Prepayment (as defined in Section 5).”

(g) Section 3(c) of the Original TPA is hereby amended by deleting such sub-section in its entirety and replacing such provision with the following:

“During the term of this Agreement, Sensata hereby acknowledges and agrees to use its reasonable efforts to cause Umicore to sublease a portion of the ECS Division facility from EMS, and to accommodate EMS and Umicore in preparing the ECS Division facility to be leased to Umicore upon termination of this Agreement.”

(h) Section 4(a) of the Original TPA is hereby amended by deleting such sub-section in its entirety and replacing such provision with the following:

“(a) Within five (5) days of the end of each calendar month during the term of this Agreement or in the event of termination of this Agreement within thirty (30) days after the termination, EMS shall prepare and deliver to Sensata a profit and loss statement for the immediately preceding calendar month (or partial month) with respect to the ECS Division prepared in accordance with the accounting principles and allocation ratios set forth on Schedule 4 attached hereto (each, a “P&L Statement”).”

(i) Section 4(e) of the Original TPA is hereby amended by deleting such sub-section in its entirety and replacing such provision with the following:

“(e) Within three (3) business days following the delivery of any P&L Statement by EMS to Sensata: (i) Sensata shall pay to EMS, by wire transfer of immediately available funds to an account designated by EMS, an amount equal to the loss shown on such P&L Statement, excluding any Disputed Items, if any (a “Loss Payment”) or (ii) EMS shall pay to Sensata, by wire transfer of immediately available funds to an account designated by Sensata, an amount equal to the profit shown on such P&L Statement, excluding any Disputed Items, if any (“Profit Payment”).”

(j) Section 5 of the Original TPA is hereby amended by deleting such provision in its entirety and replacing such provision with the following:

“5. Working Capital Prepayment. The parties hereto acknowledge and agree that during the term of this Agreement, EMS shall not be required to commit any Net Working Capital (as defined below) to the ECS Division. For purposes of this Agreement, “Net Working Capital” means an amount equal to the book value of Inventory of the ECS Division minus any pre-existing non-Sensata inventory prior to the effective date of the Third Amendment to Transition Production. Net Working Capital and all components thereof shall be determined with respect to the entire ECS Division (i.e. for all customers of the ECS Division consistent with Section 12). During the term of this Agreement Sensata shall prepay an amount to EMS equal to the amount of book value of Inventory of the ECS Division (the “Working Capital Prepayment”). The Working Capital Prepayment shall be funded and adjusted on a weekly basis. EMS shall use the Working Capital Prepayment solely in its ECS Division. Each Friday EMS shall provide Sensata with an ECS Division Net Working Capital statement setting forth EMS’ good faith determination of Net Working Capital as of the close of business (each, a “Net Working Capital Statement”). Sensata shall have a right to review any Net Working Capital Statement pursuant to its rights set forth in Section 10 (Access to ECS Division). On the Monday immediately following the Friday delivery of any Net Working Capital Statement by EMS to Sensata, the Working Capital Prepayment shall be funded or adjusted as follows: (i) to the extent that Net Working Capital is greater than the then current Working Capital Prepayment from Sensata to EMS, Sensata shall wire to EMS in immediately available funds an amount equal to the difference between the Net Working Capital and the then current Working Capital Prepayment; or (ii) to the extent that the Net Working Capital is less than the then current Working Capital Prepayment from Sensata to EMS, EMS shall wire to Sensata in immediately available funds an amount equal to the difference between the Net Working Capital and the then current Working Capital Prepayment such that Net Working Capital shall equal the Working Capital Prepayment. The Working Capital Prepayment shall be unsecured, shall not bear any interest, and shall be subordinated to any funded indebtedness of EMS, including any secured loans from Contrarian Financial Service Company, LLC or Wickeder US Beteiligungs GmbH.”

(k) Section 14 of the Original TPA is hereby amended by deleting such provision in its entirety and replacing such provision with the following:

“14. Set-Off. (a) Except in the event that Sensata breaches its obligation to pay the Silver Portion of any invoice to Umicore/Sensata, if Umicore/Sensata shall have drawn upon that certain letter of credit issued by The Bank of New York Mellon (the “Letter of Credit”) (which, pursuant to the terms therein, provides security for the Delivery of Precious Metals (as defined in the Consignment Agreement) for the production of ECS Products under that certain Consignment Agreement between Umicore/Sensata and EMS, dated as of February 21, 2008 (as amended, the “Consignment Agreement”)), or (b) EMS breaches any of its obligation to Sensata hereunder, in the case of either clause (a) or (b) above, then Sensata is hereby authorized, subject to Umicore/Sensata’s right to be paid in full with respect to all of EMS’ Obligations (as defined in the Consignment Agreement) to Umicore/Sensata under the Consignment Agreement (other than contingent indemnification obligations for which no claim has been asserted), at any time and from time to time after Sensata exercises its rights under the Consignment Agreement and only to the extent that Sensata suffers a deficiency between the amount drawn upon the Letter of Credit and the amount recovered by Sensata after the exercise of its remedies under the Consignment Agreement, to the fullest extent permitted by law, to setoff and apply any and all deposits related to the ECS Division (including, without limitation, any pre-payments of ECS Products constituting finished goods inventory to be purchased by Sensata from EMS’ ECS Division) and/or other amounts payable by Sensata to EMS pursuant to the terms of this Agreement against any and all of such deficiency. In the event that Sensata breaches any of its obligation to EMS hereunder, then EMS is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (including, without limitation, any pre-payments of ECS Products constituting finished goods inventory to be purchased by Sensata from EMS’ ECS Division), the Working Capital Prepayment, and/or other amounts payable by EMS to Sensata pursuant to the terms of this Agreement against any and all of the amounts owed by Sensata to EMS, including, but not limited to Sensata’s obligations to purchaser Inventory as set forth in Section 3(b). For the avoidance of doubt, the parties acknowledge and agree that their respective set-off rights set forth in this Section 14 are solely limited to deposits and rights associated with the ECS Division. The parties hereby affirmatively waive any and all rights to exercise any setoff, counterclaim or deduction with respect to any amounts arising under or in respect of this Agreement against any other amounts owing to or from each other under matters other than under this Agreement, including any obligations, deposits, or rights related to EMS’ bi-metal division.”

(l) Schedule 10 of the Original TPA is hereby amended by deleting Item 7 in its entirety and replacing it with the following:

“7. EMS will not issue a purchase order, purchase order release, or make commitments thereof for inventory, expenses, services, labor, repairs or capital without Sensata’s prior approval.”

3. Remaining Terms Unaffected. Except for the amendments to the Original TPA set forth herein, all other provisions of the Original TPA shall remain in full force and effect and are incorporated herein as if fully set forth herein.

4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to any conflict or choice of law principles thereof that would give rise to the application of the domestic substantive law of any other jurisdiction.

5. Counterparts and Facsimile Signature. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Amendment may be executed by facsimile signature.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

EMS ENGINEERED MATERIALS SOLUTIONS, LLC

By:	/s/ S.A. de Kock
Name:	S.A. de Kock
Title:	President & CEO

SENSATA TECHNOLOGIES, INC.

By:	/s/ Martha Sullivan
Name:	Martha Sullivan
Title:	C.O.O.

Schedule 1(b)-1

February 4, 2010

Kevin Folan

Chief Financial Officer

EMS Engineered Materials Solutions, LLC

39 Perry Avenue

Attleboro, MA 02703

RE:	Con Edison Solutions Customer Account Number

Dear Mr. Folan:

The purpose of this letter is to document the agreement between EMS Engineered Materials Solutions, LLC (“EMS”) and Sensata Technologies, Inc. (“Sensata”) regarding electricity service and maintenance provided to the Attleboro Corporate Campus Association (the “ACCA”). ACCA is responsible for maintaining and paying the ACC Account with National Grid (“National Grid”) for electricity service and maintenance provided to the former Texas Instruments Attleboro Campus.

EMS and Sensata had previously entered into an agreement on April 17, 2008 regarding the allocation of the monthly electricity bill between the two parties. As you are aware, Pepco has opted to terminate its agreement with EMS and Sensata to provide energy services. Consequently, EMS and Sensata have sought the services of other energy providers. A contract (the “ConEdison Agreement”) has been signed by EMS and Sensata with ConEdison Solutions (“ConEdison”) regarding energy services for the ACCA for the period of the December 2009 billing cycle to the December 2010 billing cycle, pursuant to which EMS and Sensata have agreed to be jointly and severally liable to ConEdison for all their respective obligations under the ConEdison Agreement.

EMS agrees to continue to remit approximately 60% of the fees (subject to actual meter readings for each month) due to National Grid for transmission and distribution services and approximately 60% of the fees (subject to actual meter readings for each month) due to ConEdison for energy charges applicable to the ACCA. In addition, EMS has agreed that it is responsible for the energy fees applicable to Building 2 (currently occupied by Bristol Community College), Buildings 3 and 4 at 39 Perry Street (currently occupied by EMS), Building 5 (currently occupied by Linde Gas), Building 10 (currently occupied by Vertex), and Unit A of Building 11 (currently occupied by New Age). EMS, in its own discretion, may invoice and collect any fees it pays on behalf of BCC, Linde Gas, Vertex and New Age.

Similarly, Sensata agrees to continue to remit approximately 40% of the fees (subject to actual meter readings for each month) due to National Grid for transmission and distribution services and 40% of the fees (subject to actual meter readings for each month) due to ConEdison for energy charges applicable to the ACCA. In addition, Sensata has agreed that it is responsible for the energy fees applicable to the Business Center at 529 Pleasant Street and Building 12 at 533 Pleasant Street (both currently occupied by Sensata), Building 1 (currently owned by Preferred), Buildings 20 and 21 (currently owned by Ronald Pratt Co.) and Unit B of Building 11 (currently owned by New Stream). Sensata, in its own discretion, may invoice and collect fees it pays on behalf of Preferred, Ronald Pratt Co. and New Stream.

Sensata hereby agrees to indemnify, defend and save harmless EMS from and against liabilities, losses or claims of any kind or nature incurred by EMS arising out of Sensata’s (i) breach of any agreement with National Grid, including Sensata’s failure to pay its approximate 40% share of energy transmission and delivery charges National Grid, or (ii) breach of the Electricity Sales Agreement with ConEdison, including Sensata’s failure to timely pay its approximate 40% share of energy charges to ConEdison.

EMS hereby agrees to indemnify, defend and save harmless Sensata from and against liabilities, losses or claims of any kind or nature incurred by Sensata arising out of EMS’ (i) breach of any agreement with National Grid, including EMS’ failure to pay its approximate 60% share of energy transmission and delivery charges to National Grid, or (ii) breach of the Electricity Sales Agreement with ConEdison, including EMS’ failure to timely pay its approximate 60% share of energy charges to ConEdison

EMS and Sensata further agree that in the event of any dispute, litigation, claim or proceeding initiated against them (an “Adverse Claim”) in connection with or arising out of the transactions contemplated by the ConEdison Agreement (including, without limitation, any claims by ConEdison or National Grid), all fees, expenses and other costs associated with defending against and resolving an Adverse Claim, including, without limitation, any judgment or settlement as a result thereof (collectively, the “Claim Fees and Expenses”), shall be divided between EMS and Sensata as follows: EMS shall pay sixty percent (60%) of all such Claim Fees and Expenses, and Sensata shall pay forty percent (40%) of all such Claim Fees and Expenses. To the extent any Claim Fees and Expenses are paid for in their entirety by EMS or Sensata, as the case may be, the non-paying party shall remit its share of such Claim Fees and Expenses to the paying party promptly following the non-paying party’s receipt of a written request therefor, together with such substantiating documentation as the non-paying shall reasonably request.

In consideration of the covenants and agreements contained herein, EMS and Sensata understand, acknowledge and agree that they shall not bring any claim, action, lawsuit or legal or equitable proceeding of any kind against each other based on, encompassed in or related in any way to the ConEdison Agreement or any Adverse Claim, and further covenant and agree that they will not encourage, cooperate with or in any way participate in or facilitate such a claim, action, lawsuit or legal proceeding by any third party except as required by law or properly issued subpoena.

The parties hereby covenant and agree that neither party shall communicate directly with ConEdison or provide any notice to ConEdison with respect to the ConEdison Agreement (including any notice of termination) without the written consent of the other party.

This letter agreement shall remain in effect until the earlier of: (i) the mutual agreement in writing by the parties to terminate this letter agreement; or (ii) upon termination of the Electricity Sales Agreement, between EMS and Sensata on the one hand, and ConEdison on the other. Any amendment to the terms of this letter agreement must be in writing signed by the parties. This letter agreement will be governed by and construed in accordance with the laws of Massachusetts. The indemnification obligations set forth herein will survive the termination of this letter agreement.

If EMS is in agreement with the foregoing, please sign and return the enclosed copy of this letter to my attention. We appreciate your cooperation and assistance in this matter.

Sincerely,
Sensata Technologies, Inc.

By:	/s/ Jeffrey Cote
Jeffrey Cote
Chief Financial Officer

The undersigned, on behalf of Engineered Materials Solutions, agrees with the foregoing terms and conditions.

EMS Engineered Materials Solutions, LLC

By:	/s/ Kevin Folan
Kevin Folan
Chief Financial Officer

Date:	2/4/10

Schedule 1(b)-2

ELECTRICITY SALES AGREEMENT

MA – DA LMP Plus Adder

COMMERCIAL CUSTOMER INFORMATION

Customer Name:	Sensata Technologies, Inc. / Engineered Materials Solutions
Mailing Address:	529 Pleasant Street MS 0-28
Attleboro, MA 02703
Contact Names:	Jeffrey Bergman	Kevin Folan
Telephone Number:	(508) 236-1811	(508) 342-2238
LDC Account Number(s)	Service Address(s)
See Contract Addendum 1.

Tax ID Number:		☒ Tax exempt or special tax status.
(Must provide appropriate documentation to ConEdison Solutions)

AGREEMENT FOR PURCHASE OF ELECTRICITY

The purpose of this document (“Letter of Authorization”) is to authorize a change in Customer’s electric power supplier and/or Third Party Supplier (TPS) and to set forth the terms and conditions that apply. By signing and returning this document to Consolidated Edison Solutions, Inc. (“ConEdison Solutions”), Customer hereby offers to purchase from ConEdison Solutions the electric requirements for the listed account(s) at the rate(s) per kilowatt hour (kWh) specified below, for the period beginning with Customer’s meter reading for February 2010 and ending with Customer’s meter reading for February 2012 (the “Term”). Customer hereby authorizes ConEdison Solutions to enroll Customer in the retail choice program and for the duration of the Term, Customer acknowledges that ConEdison Solutions is the sole competitive supplier of electricity.

Upon ConEdison Solutions’ acceptance of Customer’s offer (indicated by its signing below), Customer will be bound to receive and purchase from ConEdison Solutions, and ConEdison Solutions will be bound to provide and sell to Customer, electricity during the Term in accordance with this document including the Terms of Service and all Addendums (the “Agreement”). (In this Agreement the Customer is referred to as “You” or “Your” or “Customer” and ConEdison Solutions is referred to as “ConEdison Solutions” or “We” or “Our” or “Us.”)

Customer:	Sensata Technologies, Inc.	Consolidated Edison Solutions, Inc.
Name (Print):	Jeff Cote	Name (Print):
Signature:	/s/ Jeff Cote	Signature:
Title:	CFO	Title:
Date:	2/4/10	Date:

Customer:	Engineered Materials Solutions
Name (Print):	Kevin Folan
Signature:	/s/ Kevin Folan
Title:	CFO
Date:	2/3/10

Consolidated Edison Solutions, Inc., 100 Summit Lake Drive, Suite 410, Valhalla, NY 10595; 1-800-316-8011; MA Lic. #CS-042

PRICING

The price You will pay for electric supply under this Agreement will be determined as follows: ConEdison Solutions will calculate Your hourly usage based on either (1) Your actual hourly meter reading or (2) if Your usage is not metered on hourly intervals, the applicable local distribution company (“LDC”) commercial hourly load profile will be applied to Your monthly meter reading. Each hourly usage value will then be multiplied by the corresponding loss adjusted Day-Ahead Locational Marginal Price plus a fixed Adder of $0.02399 per kWh. All prices exclude applicable taxes.

Con Edison Solutions does not add additional charges or fees when You switch to Our service. Some utilities may charge a fee or do a true up when a business switches from utility service. You have the option to convert this Agreement to a fixed price agreement at any time during the Term at the price and for the term that ConEdison Solutions will offer to You upon request.

ELECTRICITY SALES AGREEMENT

TERMS OF SERVICE

1.	BILLING AND PAYMENT. Payment is due by the date set forth on the invoice or if no date for payment is provided on the invoice payment due within twenty five (25) days of the date of the invoice (“Payment Date”). If payment is not received by the Payment Date, it is considered late and may be reported to a credit agency. Late payments or partial payment balances will be subject to a late fee of 1.5% per month, or the maximum rate allowable by law, whichever is less. Your bill will be based on monthly meter readings. If Your Local Distribution Company (“LDC”) is unable to read Your meter, Your LDC will estimate Your charges based on previous usage history, and later adjust it based on actual usage shown by a meter reading. We shall make a similar adjustment to Your bill. You shall reimburse ConEdison Solutions for any collection fees We incur in collecting Your outstanding invoices. ConEdison Solutions does not offer third-party or deferred billing options. In the event of a deterioration of Your creditworthiness as reasonably determined by Us based upon Our review of credit agency (e.g., D&B; Moody’s) reports or other publicly available information, We may require a deposit in the form of a letter of credit or cash deposit of up to two (2) months estimated usage, and You agree to provide such deposit upon written request. We will contact You prior to making such a determination to discuss the situation and give You an opportunity to explain the circumstances. Interest will not be paid on deposits unless required by law.

2.	DISPUTE RESOLUTION. If You have a dispute concerning Your invoice or ConEdison Solutions’ service under this Agreement, please notify Us of the nature of the dispute by telephone 1-800-563-4191 or by mail to ConEdison Solutions, Attn: Customer Operations, 100 Summit Lake Drive, Suite 410, Valhalla, NY 10595 or in person at Our office located at 2 Burlington Woods, Burlington, Massachusetts. Invoice disputes shall be made at the time payment of the invoice is due along with payment of the undisputed part of the bill. We will investigate the dispute and reply to You in writing concerning Our findings in an attempt to resolve the dispute. If You disagree with Our findings, You may: (i) contact the Massachusetts Department of Public Utilities (DPU), formerly the Massachusetts Department of Telecommunications and Energy, which may refer the dispute to the Massachusetts Office for Dispute Resolution for mediation of a billing dispute between an electric customer, including a municipality, and a competitive supplier, if the amount in dispute is greater than one hundred dollars ($100.00) and the subject of the dispute is within the DPU’s statutory and regulatory authority or (ii) request in writing that ConEdison Solutions arrange for alternative dispute resolution by a neutral third party.

3.	DEMAND FORECASTS. You agree to authorize Us to access Your historical usage records from Your LDC. You are under no obligation to take any minimum volume of electricity. You agree to notify Us in writing whenever You have reason to believe Your demand will depart materially from such historical usage, e.g., because of addition or reduction of equipment or usage thereof, providing good faith estimates of such departures.

4.	TITLE AND TAXES. Title to the electricity sold hereunder shall pass from Us to You when it is delivered to Your LDC. Prices set forth herein include transportation to Your LDC. You shall pay to ConEdison Solutions the amount of any transfer, sales or other taxes and related charges, however designated, that are imposed upon the transfer of title or the transporting or delivering of electricity and such amount will be separately stated on Your bill, unless prior to execution of this Agreement, You have given Us applicable, valid tax exemption certificates.

5.	FORCE MAJEURE. Except for Your obligation to make payments when due, neither party shall be liable to the other for any delay or failure to perform caused by an occurrence of Force Majeure. “Force Majeure” are occurrences beyond a party’s reasonable control, including, without limitation, acts of God, strikes, lockouts or other industrial disturbances, acts of terrorism, wars, blockades, insurrections, riots, epidemics, pandemics, landslides, lightning, earthquakes, fires, hurricanes, storms, floods, washouts, civil disturbances, explosions, breakage, shortage or unavailability of transmission facilities, and actions of any governmental authority or Your LDC which result in conditions, limitations, rules, or regulations that materially impair either party’s ability to perform hereunder. The affected party shall give to the other reasonably prompt and detailed notice of the occurrence of any Force Majeure relied upon and use commercially reasonable efforts to resume performance hereunder.

6.	LIMITATION OF LIABILITY. Neither party shall be liable to the other for any indirect, special, consequential (including lost profits or revenue), incidental or punitive damages for claims arising under this Agreement.

7.	NO WARRANTIES. We agree to pass through any warranties We get from Our electricity suppliers, to the extent We are permitted to do so. Except as expressly set forth herein, ConEdison Solutions makes, and You receive, no warranty, express, implied, or statutory, and ConEdison Solutions specifically disclaims any warranty of merchantability or fitness for a particular purpose.

8.	TERMINATION OF AGREEMENT BY CUSTOMER. Customer may rescind this Agreement to purchase electricity from ConEdison Solutions without charge or penalty by contacting Us at the toll-free number listed below prior to midnight on the third day following Your receipt of a written confirmation of this Agreement, including these Terms of Service. You may terminate this Agreement, in whole or as relating to any single account that is included in this Agreement, by providing thirty (30) days advance written notice to ConEdison Solutions setting forth the reasons for such termination. You shall remain responsible for payment of all outstanding charges for electricity delivered and service rendered prior to the effective date of termination of this Agreement.

9.	TERMINATION BY CON EDISON SOLUTIONS. ConEdison Solutions reserves the right to terminate service under this Agreement (i) for non-payment; (ii) if Your LDC is unable to read Your meter for three (3) months in a row; or (iii) upon any other material default of any of Your obligations under this Agreement, provided such default is not cured within forty five (45) days after You receive written notice from Us. We will notify both You and Your LDC of such action at least fifteen (15) days prior to the effective date of termination and, unless You choose another supplier, Your electricity will be provided by Your LDC under its standard tariff.

10.	EXPIRATION OF AGREEMENT. This Agreement expires on the date of Your February 2012 meter reading.

11.	CONTACT INFORMATION. In the event of an electric-related emergency such as a power outage, You should call your LDC at its emergency phone number: NSTAR: 1-800-592-2000; National Grid: 1-800-322-3223; WMECO: 1-800-286-2000; Fitchburg: 1-800-582-7276. To contact ConEdison Solutions, please call 1-800-316-8011. The phone number for the Massachusetts Department of Public Utilities is 1-617-305-3531.

12.	ENVIRONMENTAL INFORMATION DISCLOSURE. Information on air emissions and fuel mix is available at www.conedsolutions.com/contentlabels.

13.	GENERAL PROVISIONS. We will keep confidential any information pertaining to You which You provide, except as required by law. The terms and conditions of this Agreement shall extend to and be binding upon the respective successors and permitted assigns of the parties; provided, however, that You may not assign this Agreement without Our prior written consent, which consent shall not be unreasonably withheld, and any purported assignment without such consent shall be void. This Agreement sets forth the entire agreement between the parties respecting this subject matter, and all prior agreements, understandings, and representations, whether oral or written, are merged in this Agreement. No modification or amendment of this Agreement shall be binding on either party unless in writing and signed by authorized representatives of both parties. Any notice under this Agreement shall be in writing by one of the following methods of delivery: (a) personal delivery (b) registered or certified mail or (c) prepaid nationally recognized overnight courier and shall be effective on the date received by the addressee. No waiver of any right under this Agreement shall be effective unless it is in writing and signed by an authorized representative of the party granting such waiver and no such waiver or failure to enforce a term or provision of this Agreement on any occasion shall be construed as a waiver of the same or any other term or condition on any other occasion. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without recourse to such state’s choice of law rules. The parties acknowledge and agree that this Agreement is a “forward contract” and that they are “forward contract merchants” within the meaning of the United States Bankruptcy Code. This Agreement is subject to all valid and applicable legislation and to all present and future orders, rules, and regulations of authorities having jurisdiction and both parties agree to comply with all such applicable laws, orders, rules and regulations. In the event that changes in any such laws, orders, rules or regulations has the effect of increasing Our cost of electricity, We will advise You of such change and reserve the right to adjust the prices set forth herein to pass through such cost increases.

Contract Addendum 1 for Sensata Technologies / Engineered Materials Solutions

Contract # 139989

(LDC/TDSP Meter Reading Date for February 2010 to Meter Reading Date for February 2012)

Product Information

LDC/TDSP	Product Type	Product Item	Per kWh	kWh
MECO	Index off LBMP	LMP Adder	0.02399	86,273,612

Billing Address

Service Information

LDC/TDSP NO	Service Name	Service Address		Meter Type
2805356023	ATTL			HEP

Schedule 1(c)

February     , 2010

Mr. Jeffrey Bergman

Sensata Technologies, Inc.

529 Pleasant Street

Attleboro, MA 02703

Re:	Pepco Cost Sharing Agreement

Dear Mr. Bergman:

Reference is made to (i) that certain Letter Agreement (the “2008 Letter Agreement”), dated as of April 17, 2008, between Sensata Technologies, Inc. (“Sensata”) and EMS Engineered Materials Solutions, LLC (“EMS”), and (ii) that certain Master Electric Sales Agreement (the “Master Electric Agreement”), effective as of May 1, 2008, among Sensata, EMS and Pepco Energy Services, Inc. (“Pepco”).

Pursuant to the Master Electric Agreement, EMS and Sensata are jointly and severally liable to Pepco for the costs associated with Pepco’s provision of electric energy to the former Texas Instruments Attleboro Campus using the transmission system of National Grid (“National Grid”). In addition, under the terms of the Letter Agreement, EMS agreed to be responsible for approximately 60% of the fees subject to actual meter readings due to Pepco and National Grid in connection with transmission and distribution services and energy charges, and Sensata agreed to be responsible for approximately 40% of the fees subject to actual meter readings due to Pepco and National Grid in connection with transmission and distribution services and energy charges.

As you are aware, Pepco has sent correspondence to EMS and Sensata alleging a default under the Master Electric Agreement and claiming damages for material change in usage of up to approximately $617,820 (the “Pepco Claim”). The purpose of this letter is to affirm EMS’ and Sensata’s mutual interest in and commitment to jointly defending themselves against the Pepco Claim, and to document the agreement between EMS and Sensata regarding the fees, expenses and other costs that may be incurred in connection therewith.

As you are also aware, Pepco drew down on both EMS’ $700,000 letter of credit and Sensata’s $500,000 letter of credit. Pepco has applied a portion of those draws to electricity usage fees for the months of November and December 2009 and a portion of those draws to offset the Pepco Claim.

In the interest of settling this and other issues with EMS, EMS and Sensata hereby agree that any and all legal and other fees, expenses and other costs associated with defending against and resolving the Pepco Claim, including, without limitation, any judgment or settlement as a result thereof (collectively, the “Fees”), shall be divided between EMS and Sensata as follows: EMS shall pay seventy percent (70%) of all such Fees, and Sensata shall pay thirty percent (30%) of all such Fees. For the purpose of clarity, Nixon Peabody has been retained to jointly represent both Sensata and EMS in connection with this matter. The parties agree that Nixon Peabody’s legal fees associated with this matter shall be considered part of the Fee; provided, however, if the parties are unable to agree on a common legal approach, each party shall have the right to engage separate counsel, and will be responsible for paying for legal fees for such separate counsel. To the extent any Fee is paid for in its entirety by EMS or Sensata, as the case may be, the non-paying party shall remit its share of such Fee to the paying party promptly following the non-paying party’s receipt of a written request therefor, together with such substantiating documentation as the non-paying party shall reasonably request.

In recognition of EMS’ and Sensata’s mutual interest in defending against the Pepco Claim, EMS and Sensata understand, acknowledge and agree that they shall not bring any claim, action, lawsuit or legal or equitable proceeding of any kind against each other based on, encompassed in or related in any way to the Pepco Claim, the 2008 Letter Agreement or the Master Electric Agreement, and further covenant and agree that they will not encourage, cooperate with or in any way participate in or facilitate such a claim, action, lawsuit or legal proceeding by any third party except as required by law or properly issued subpoena.

Unless otherwise terminated by the material breach of EMS or Sensata, this letter agreement shall remain in effect until the mutual agreement in writing by EMS and Sensata to terminate it. Any amendment to the terms of this letter agreement must be in writing signed by EMS and Sensata. This letter agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of law principles. This letter agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes any and all other prior agreements, understandings, discussions, negotiations whether written or oral among the parties, including but not limited to the 2008 Letter Agreement.

If the terms of this letter agreement are acceptable, please sign and date both enclosed copies of this letter agreement and return one fully executed copy to the undersigned.

Very truly yours,

EMS Engineered Materials Solutions, LLC

By:	/s/ Paul Duffy
Paul Duffy
Chief Operating Officer

Acknowledged and agreed to

this 4 day of February, 2010:

Sensata Technologies, Inc.

By:	/s/ Jeff Cote
Name: Jeff Cote
Title: CFO

Schedule 1(d)

Sensata Asset

CC	CC Desc	Acct	Asset-Desc	Tag Number	Disposition	Comments / Follow-on Actions
2020	ECS Cleaning	1630	5182-ELECTROLYTIC	5000056000	Abandon
2020	ECS Cleaning	1630	5184-PICKLE AND S	5000056100	Abandon
2020	ECS Cleaning	1630	5185-COIL TO COIL DEGREASER	5000056200???	Abandon	Abandoned to EMS 7/09
2020	ECS Cleaning	1630	5590-BARON BLAKES	5000056300	Abandon
2030	ECS Bonding	1630	5186-FENN BONDING	5000056400	Abandon	Abandon in exchange for Schedule 1(e) list.
2030	ECS Bonding	1630	5188-N5H BONDING	5000056500	Retain	Remains in Umicore footprint
2030	ECS Bonding	1630	5190-#5 TOPLAY BO	5000056600	Retain and remove	Remove from B-3
2030	ECS Bonding	1630	5191-TOPLAY FINIS	5000056700	Retain and remove	Remove from B-3
2040	ECS Annealing	1630	5193-#5 AND #6 AN	5000056800	Abandon
2040	ECS Annealing	1630	5194-#3 AND #4 AN	5000056900	Abandon
2050	ECS Rolling	1630	5196-RUESCH #1 RO	5000057000	Retain and remove	Checon Removed 1/14/10
2060	ECS Flattening	1630	5197-POWER FLATTE	5000057500	Retain and remove	Remove from B-3
2060	ECS Flattening	1630	5198-NCI 5787 PLATFORM	5000057200???	Abandon	In-floor scale
2060	ECS Flattening	1630	5199-RSL - F LINE	5000057300	Retain	Remains in Umicore footprint
2060	ECS Flattening	1630	5200-RSL - G LINE	5000057400	Abandon
2070	ECS Slitting	1630	5204-SLITTING LINE #22	5000057100	Retain	Move into Umicore footprint
2070	ECS Slitting	1630	5205-SLITTING LINE #23	5000057600	Retain and remove	Remove from B-3
2080	ECS Fancy Wire	1630	5207-FANCY WIRE MILL #3	5000057700	Abandon
2080	ECS Fancy Wire	1630	5208-PULL THRU FL	5000057800	Abandon
2080	ECS Fancy Wire	1630	5215-V-SLIT LINE	5000057900	Retain	Remains in Umicore footprint
2110	ECS Stamping	1630	5222-TABER TELEDYNE 5T	5000058000???	Abandon	Do not believe this was ever in B-3 since 5/11/09
2110	ECS Stamping	1630	5223-BRUDERER MOD	5000058100	Retain and remove	Bruderer #7 - Remove from B-3
2110	ECS Stamping	1630	5224-BRUDERER MOD	5000058200	Retain and remove	Bruderer #6 - Remove from B-3
2110	ECS Stamping	1630	5225-BRUDERER MOD	5000058300	Retain and remove	Bruderer #5 - Checon removed 3Q09
2110	ECS Stamping	1630	5226-BRUDERER MOD	5000058400	Retain	Coin Press #1 - Remains in Umicore footprint
2110	ECS Stamping	1630	5227-BRUDERER MOD	5000058500	Retain and remove	Stamp Press #1 - Remove from B-3
2110	ECS Stamping	1630	5228-MINSTER MODE	5000058600	Abandon	Stamp Press #2
2110	ECS Stamping	1630	5229-MINSTER MODE	5000058700	Abandon	Stamp Press #3
2110	ECS Stamping	1630	5230-V&O 60ST-28	5000058800	Abandon	Stamp Press #4
2110	ECS Stamping	1630	5231-BRUDERER MOD	5000058900	Retain	Coin Press #4 - Remains in Umicore footprint
2110	ECS Stamping	1630	5232-BRUDERER MOD	5000059000	Retain	Coin Press #3 - Remains in Umicore footprint
2110	ECS Stamping	1630	5233-TORIT DOWN-FLO MOD	5000058000	Retain	Attached to Grinder in Roll Grinding Room
2110	ECS Stamping	1630	5234-STANLEY DIE STORAGE	5000059200	Retain and remove	Remove from B-3
2120	ECS Buttons	1630	5235-PERKINS 5-C	5000059300	Retain	Remains in Umicore footprint
2120	ECS Buttons	1630	5236-PERKINS 5-C	5000059400	Retain	Remains in Umicore footprint
2120	ECS Buttons	1630	5237-PERKINS 5-C	5000059500	Retain	Remains in Umicore footprint
2120	ECS Buttons	1630	5238-PERKINS 5-C	5000059600	Retain	Remains in Umicore footprint
2120	ECS Buttons	1630	5239-PERKINS 5-C	5000059700	Retain	Remains in Umicore footprint
2120	ECS Buttons	1630	5240-PERKINS 5-C	5000059800	Retain	Remains in Umicore footprint
2120	ECS Buttons	1630	5241-PERKINS 5-C	5000059900	Retain and remove	Remove from B-3
2120	ECS Buttons	1630	5593-PERKINS 5-C	5000060000	Retain and remove	Remove from B-3
2120	ECS Buttons	1630	5594-PERKINS 5-C	5000060100	Retain and remove	Remove from B-3
2130	ECS Tumbling	1630	5242-MISC DEGREASING EQUIP	5000060200	Retain	Move into Umicore footprint
2130	ECS Tumbling	1630	5244-3 ESBEC PART	5000061300	Retain	Tumbler Barrels - Move into Umicore footprint
2130	ECS Tumbling	1630	5245-TILTING PART	5000061400	Retain	Move into Umicore footprint
2130	ECS Tumbling	1630	5246-CHAIN HOIST	5000061500	Retain	Move into Umicore footprint

Sensata Asset

CC	CC Desc	Acct	Asset-Desc	Tag Number	Disposition	Comments / Follow-on Actions
2130	ECS Tumbling	1630	5247-PERO VAPOR D	5000061600	Retain	Move into Umicore footprint
2150	ECS Modline	1630	5253-MOD-LINE 12	5000060700	Retain and remove	ATC Line - Remove from B-3
2150	ECS Modline	1630	5254-MOD-LINE 13	5000060800	Retain and remove	ATC Line - Remove from B-3
2150	ECS Modline	1630	5255-ATC DUAL HEA	5000060900	Retain and remove	ATC Line - Remove from B-3
2150	ECS Modline	1630	5256-MOD-LINE 15	5000061000	Retain and remove	Mod Line - Remove from B-3
2150	ECS Modline	1630	5257-SINGLE HEAD	5000061100	Retain and remove	Mod Line - Remove from B-3
2150	ECS Modline	1630	5258-MOD-LINE 14	5000061200	Retain and remove	Mod Line - Remove from B-3

	Total Value
			Power Flattner Roll Sets	not tagged	Retain and remove	Aquired December 2009 PO 50183065, item 1 - To be removed
			Ruesch #1 roll sets (21 total sets)	not tagged	Retain and remove	Aquired December 2009 PO 50183065, item 2 (Checon Removed 1/14/10)
			Ruesch #4 welder	not tagged	Retain and remove	Aquired December 2009 PO 50183065, item 3 (Checon Removed 1/14/10)
			Terminal Skive Press with all associated tooling	5000059100	Retain and remove	Aquired December 2009 PO 50183065, item 4 - To be Removed

Schedule 1(e)

Reference Area	Tooling to be provided	Qty

ATC Line	Brush / skive unit with vacuum	1
	Schreiber model 200WC heat exchanger	1
	Gauges for SPC / Inspection Tools	All
	Spare parts (any available)	All

Mod Line	Inspection Tools

N5H Bonder	Rolls	All
	Additional brush	1

V-Slitter	V-Slit Tooling to support	All
	Conventional Head	1
	Conventional Tooling	All
	V-Slit tooling	All

Slitter #22	Knives & Spacers to support (see Slit Tool Inventory below)

Vapor Degreaser	Baskets	All

Tumblers (3)	Baskets	All

Trim Press # 1 - # 9	Associated work station tools (per trim press)	All

Coining Press # 1, 3, 4	Welder
	In-Line Flattener
	Associated work station tools (incl. vernier, micrometers)

Stamp Press # 1 - # 4	Flattener	2
	Tool Boxes & Tools / supplies in drawers
	Associated work station tools (incl. vernier, micrometers)

RSL F	Steel Flange Plates	All
	Free Standing Take Up Reel (for paper interleaf)	1
	Welder (we presume this is part of the RSL asset)
	Rolls	12
	Supplies & Consumables (cardboard, sleeves, etc)	All
	Miscellaneous tools on the RSL equipment (wrenches, etc.)	All
	Mandrills (believe there is a small, med, and large)	3

Reference Area	Tooling to be provided	Qty

Parts Cleaning	Rust Veto Tank	1
	Dryers	4
	Strapping Table	1

Coin & Trim Area Equipment	Bags for degreasing contacts	24
	Oil Tanks
	Parts Carts	12
	Microscope	2
	Reel Truck (Coil Carrier)	1
	Reel Storage Rack (Horse)	1
	Coil Rotation Carousel (Cart / stand)	1
	Scrap Rack Carts	8
	Scrap Bins	24
	Consumables (misc)	All

QC Inspection Area	Microscope	1
	Dial Indicator and pedal	1
	Weight scale and granite table	1
	Toolmakers Microscope (incl 2 electronic boxes)	1
	Verniers	2
	Centering Blocks	5
	Oven (Thermolyne 1500 Furnace) & ceramic dishes	1

Joe Bernardo’s Office	Unitron Microscope (6646)	1
	Dial Indicator & Dial Indicator pointers	1
	Microscope	1
	Micrometers	2

Coin Press #2 (same terms as TPA for other coin presses)	Welder In-Line Flattener Associated work station tools (incl. vernier, micrometers)

Tape Area Equipment	Irons	3
	Vacuum Cleaners	2
	Scales	4
	Form Rolls	60
	Bag Sealer / Table	3
	Jack Trucks	2
	Steel plates (various diameters)	All
	Staple Machine	1
	Work Benches	7
	Microscopes	3
	Twist Tie Machine	1
	Table Carts	3

	Consumables (cardboard and plastic spools and reels)	All
	Remaining form rolls not part of above qty	All

	Other		Slitter Tool Cabinets					1

SLIT TOOLING INVENTORY

MACH	CUTTERS	SET	Qty	SPACERS	Qty	RINGS	Qty	NOTES
22	0.078		77	0.079	27	0.079	36	ARBOR DIA:
	0.096	1	53	0.097	27	0.095	26	3.250
	0.096	2	40
	0.107		23	0.108	29	0.106	27	CUTTER OD:
	0.122		27	0.123	28	0.121	27	6.250 - 7.000
	0.124		24	0.125	31	0.123	28
	0.131		22	0.132	21			COLLAR OD:
	0.139		32	0.140	36	0.138	29	5.000
	0.144		37	0.145	19	0.143	26
	0.155		36					RINGS OD:
	0.176		20	0.177	19	0.175	19	6.200 7.250
	0.181	1	26
	0.203	1	20
	0.234		16	0.240	9

MATCHED Sets for below items

	0.170		25
	0.186		27
	0.217		26
	0.233		21
	0.249		20
	0.280		18
	0.311		16
	0.342		16
	0.358		15
	0.374		14
	0.467		14
	0.405		13
	0.420		12
	0.436		13
	0.530		12
	0.624		13
	0.561		12

EMS will provide any equipment manuals and PM procedure documents that exist for equipment purchased by Sensata and to be removed by Sensata at the end of the TPA extension period.